Exhibit 19.1

Insider Trading Policy

Cronos Group Inc.
Effective as of January 1, 2020

Version 2025A

    TABLE OF CONTENTS
Section 1:    Policy Overview    3
General Matters    4
Violations of Policy and Disciplinary Action    5
Scope    7
Section 2:    Prohibited Conduct    9
Prohibition on Insider Trading    10
Prohibition Against Speculation, Hedging and Short-Selling    15
Prohibition on Pledging of Securities    16
No Standing Orders or Discretionary Authority    17
Prohibitions on Tipping and Recommending    18
Securities Of Other Publicly Traded Companies    19
Option Awards    20
Section 3:    Reporting and Penalties    21
Reporting Requirements    22
Penalties under Securities Laws    23
Rule 10b-5 Trading Plans    24
Section 4:    Schedules and Appendices    25
Appendix 1: Policy Revision History    29

2

Section 1: Policy Overview

3

Scope

This Insider Trading Policy (“Policy”) is applicable to the following individuals employed by Cronos Group Inc. and all subsidiaries and affiliates controlled by, or under common control of, Cronos Group Inc. (“Cronos Group” or the “Company”): (1) every employee, including officers, (2) members of the Boards of Directors, and (3) all consultants, secondees, interns or any third-party service providers who are in a position to potentially be in possession of material undisclosed information in the course of services provided to Cronos Group (collectively, “Company Personnel” as further explained within the Policy). The Company is also prohibited from trading at any time in Cronos Securities on the basis of Inside Information.

This Policy may be amended from time to time to reflect changing circumstances and supersedes all prior versions.

Overview

This Policy outlines the rules and procedures to prevent improper trading in the securities of Cronos Group and the improper use of material undisclosed information of the Cronos Group. In addition, this Policy is aimed at preventing Company Personnel from engaging in securities trading that may expose them and the Company to undue reputational risk.

Purpose

Canadian and United States securities laws, rules and regulations prohibit insider trading and impose restrictions on trading in securities while in possession of material undisclosed information.

Cronos Group encourages its employees, directors and officers to become shareholders of the Company on a long-term investment basis. Since such personnel may from time to time become aware of important corporate developments, significant plans or other material information before such matters are made public, the Company has established this Policy to assist such individuals in complying with the applicable legal requirements and prohibitions.

The rules and procedures outlined in this Policy have been implemented in order to prevent improper trading in securities of the Company and the improper use of Inside Information (as defined below) regarding Cronos Group.

In addition, certain insiders of the Company are also subject to certain reporting requirements under Canadian securities laws and under Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Please refer to Section 3 below. You should contact an Insider Trading Policy Administrator at [***] if you need further information with respect to these reporting obligations.

If you have any questions about this Policy or the best course of action in a particular scenario, you should seek guidance from [***].

Insider Trading Policy Administrators

The Company’s Board of Directors will designate one or more individuals from time to time as “Insider Trading Policy Administrators” for the purpose of administering this Policy.

As of the date of this Policy, the designated Insider Trading Policy Administrators are the individuals holding the following positions with the Company: Chief Executive Officer, President, Chief Financial Officer, General Counsel and Corporate Secretary and their respective delegates.

4

This Policy has been reviewed and approved by the Company’s Board of Directors and will be reviewed as required under applicable laws. Any amendments to this Policy shall be made by the Legal Department and material amendments subject to approval of the Board of Directors.

5

VIOLATIONS OF POLICY AND DISCIPLINARY ACTION
Insider trading is a serious violation of securities laws and could subject the individual and the Company to severe civil and criminal penalties (including imprisonment). It is essential that all Company Personnel act, and are perceived to act, in accordance with applicable laws and the highest standards of ethical and business conduct.

In addition, the perception of taking advantage of access to Inside Information exposes the Company to significant reputational risk and such actions may undermine the public market’s or shareholders’ confidence in the Company. Therefore, the Company, its Board of Directors and management will treat any violations of the procedures set out in this Policy extremely seriously.
Violation of this Policy may also violate certain securities laws, corporate law and / or criminal laws. If it appears that any
Company Personnel may have violated such laws, the Company may refer the matter to the appropriate regulatory authorities.

All Company Personnel will be provided with a copy of this Policy and, at the request of the Company, may be required to sign an acknowledgement of and compliance with the procedures and restrictions set forth in this Policy.

Trade Specific Disciplinary Action

If you or any Related Persons (as defined below) conduct a trade in violation of this Policy (including any Sensitive Company Personnel (as defined below) who fails to pre-clear a trade), then you or the Related Person may be asked to cancel or reverse the trade and/or trading privileges may be suspended for a specified amount of time.

If required to reverse or cancel a trade, you or the Related Person, as applicable, will be responsible for any trading losses while any trading gains will be required to be forfeited.

Disciplinary Action

Violation of this policy may result in disciplinary action, up to and including immediate termination of employment. Company Personnel who engage in insider trading or tipping may also be subject to civil and criminal fines, as well as imprisonment.
All documentation regarding the trade and violations will be filed in the individual’s personal file with Human Resources and such conduct may be taken into account for determination of the individual’s compensation and bonuses.

6

Persons that are Subject to this Policy

i.Company Personnel

This Policy is applicable to Company Personnel, which includes:
•every employee of Cronos Group;
•all officers of Cronos Group;
•members of the Board of Directors of Cronos Group; and
•all consultants, secondees, interns or any third-party service provider who are in a position to potentially be in possession of Inside Information in the course of services provided to Cronos Group.
In the case of consultants, secondees, interns or other third-party service providers, it is the responsibility of the manager of the department that hires such personnel to ensure that such personnel are provided a copy of this Policy, understand their obligations and comply. In addition to any other actions the Company may take, infractions by such personnel will be referred to the head of the relevant department for appropriate internal action.

ii.Related Persons of Company Personnel

“Related Person” means an individual’s spouse, children or anyone else living in his or her household and any other legal entity (such as partnerships, trusts, corporations and other entities) over which he or she exercises control or direction.
The following is a list of examples and types of accounts that would be considered to fall within the scope of this Policy:
•Any personal account of Company Personnel;
•Any joint or tenant-in-common account in which the Company Personnel is a participant;
•Any account over which Company Personnel acts as the trustee, executor or custodian;
•Any account over which Company Personnel has investment discretion or otherwise can exercise control, including the accounts of entities controlled directly or indirectly by such Company Personnel; and
•Any account of a Related Person.
iii.Company Personnel on “Garden Leave”

Any Company Personnel who are on “garden leave” are subject to this Policy and must not take any actions prohibited by this Policy.

Any Sensitive Company Personnel who are on “garden leave” remain subject to the pre-clearance requirements for proposed transactions in Cronos Securities as set out in this Policy.

7

Transactions Subject to this Policy

i.Cronos Group Securities

This Policy applies to all transactions in the Company’s securities, including: common shares, options, warrants and any other securities that the Company may issue such as preferred stock, notes, bonds, convertible securities, as well as to any derivative securities relating to any of the Company’s securities, whether or not issued by the Company (“Cronos Securities”).

This Policy applies to all trading activities in Cronos Securities, which for the avoidance of doubt, includes:
•purchases or sales of Cronos Securities (including pursuant to the exercise of stock options or warrants or other convertible securities); and
•entering into, or holding of any, derivative instruments whose underlying securities are or are linked to Cronos Securities.

In addition, gifts of Cronos Securities are subject to the restrictions of this Policy. Company Personnel in possession of Inside Information (as defined below) are prohibited from making any gift of Cronos Securities; provided, however, that gifts of Cronos Securities to immediate family members may be permitted on a case-by-case basis upon prior written approval of the Legal Department.
ii.Securities of other Companies

This Policy also applies to securities in companies with which Cronos Group does business, or may do business with, when you are in possession of Inside Information regarding such companies.

iii.Transactions not Subject to this Policy

This Policy does not apply to trades in managed accounts in which a third party (i.e., someone other than the Company Personnel or a Related Person) has full investment discretion over the account. *Full investment discretion is demonstrated either through an executed discretionary agreement granting a broker or investment manager full investment discretion or an executed managed account agreement which explicitly states that client directed trades are not permitted in that specific account.

8

Section 2: Prohibited Conduct

9

Introduction

Canadian and US securities laws prohibit, and impose severe criminal and civil penalties on the Company and individuals that engage in, trading while in possession of Inside Information which encompasses the following conduct:
•trading Cronos Securities while in possession of Inside Information (as defined below) (known as “insider trading”);
•subject to limited exceptions described in this Policy, disclosing such information to a third party before it has been generally disclosed (known as “tipping”); or
•recommending or encouraging a third party to purchase or sell Cronos Securities while in possession of such information (known as “recommending”).

Bear in mind that if a particular trade that you conduct is scrutinized or investigated by a regulator or enforcement agency (such as the Ontario Securities Commission or the U.S. Securities and Exchange Commission (the “SEC”) or Department of Justice in the U.S.), it will be viewed after the fact with the benefit of hindsight.
A summary of the prohibition under relevant securities laws is set out on Schedule A.

Inside Information

“Inside Information” means any information if:
•such information results in, or would reasonably be expected to result in, a significant change in the market price or value of Cronos Securities;
•there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision; or
•it would significantly alter the total mix of information available to investors.
in each case, which has not been generally disclosed to the public (such as through a press release) and adequate time has passed for investors to digest the information. Material information about the Company should be assumed to be non-public unless there is certainty that it has been publicly disseminated.

Examples of information that could constitute Inside Information can be found on Schedule B. Note that these are illustrative examples only and are not intended to be comprehensive.

Bear in mind that whether a piece of information was material or not will similarly be scrutinized with the benefit of hindsight.

10

Prohibition Against Trading on Inside Information

Company Personnel and Related Persons are prohibited from purchasing, selling or otherwise trading in Cronos Securities while having knowledge of Inside Information. The Company is also prohibited from trading at any time in Cronos Securities on the basis of Inside Information.

It is your responsibility if you’re contemplating a trade in Cronos Securities (or engaging in any discussion concerning the Company and / or its securities) to determine prior to such trade (or discussion) whether you personally are aware of any information that would constitute Inside Information.

The Company has set out further guidelines and procedures to enforce this prohibition based on periods of time where Company Personnel are more likely to have knowledge of Inside Information and for certain categories of Company Personnel that are subject to greater scrutiny must obtain pre-clearance. Refer to “Sensitive Company Personnel – Trading Pre-Clearance” below.

Blackout Periods

Company Personnel and Related Persons are prohibited from trading in Cronos Securities during a blackout period. Blackout periods are periods of time of the Company’s operations in which certain Company Personnel are presumed to have Inside Information by virtue of their employment or association with the Company.

i.Scheduled Blackout Periods and Quiet Periods

Certain Company Personnel are prohibited from trading in Cronos Securities during the period:
•commencing on the day that is two weeks prior to the end of the last month of each fiscal quarter or fiscal year; and
•ending 1 trading day after a press release has been issued in respect of the Company’s interim or annual financial statements.
Company Personnel subject to the scheduled blackout periods above include all Sensitive Company Personnel subject to the pre- clearance requirements below and personnel who have access to financial or earnings-related information of the Company.
The Company also observes a quiet period prior to the release of quarterly or annual financial statements, during which it will not initiate or participate in any meetings or telephone contacts with analysts or investors, subject to limited exceptions, or provide guidance or comments on the current quarter’s expected operating or financial performance. Refer to the Communications Policy for more information on the Company’s observance of quiet periods.

ii.Ad Hoc Blackout Periods

Additional blackout periods may be prescribed from time to time by the Company at any time when it is determined that certain Company Personnel may be in possession of Inside Information. Examples include when an announcement of a transaction or change is imminent that would reasonably be expected to have an impact on the price or value of Cronos Securities (e.g., announcement of a material strategic acquisition).

11

All Company Personnel who have knowledge of such Inside Information will be covered by such ad hoc blackout periods. Ad hoc blackout periods will be communicated to the affected Company Personnel via email.

The existence of an ad hoc blackout period itself may constitute Inside Information and must be kept strictly confidential.

iii.Discretionary Exemptions

Company Personnel subject to a blackout period who wish to trade Cronos Securities may apply to an Insider Trading Policy Administrator for an exemption from this Policy which permits them to trade Cronos Securities during the blackout period, including through use of an automatic securities disposition plan that complies with applicable securities laws. Any such request should describe the nature of and reasons for the proposed trade. The Insider Trading Policy Administrator will consider such requests on a case-by-case basis and inform the individual whether or not the proposed trade may be made (or plan entered into). The individual may not make any such trade until he or she has received the specific approval from an Insider Trading Policy Administrator.

Sensitive Company Personnel – Trading Pre-Clearance

Certain Company Personnel are designated as “Sensitive” (“Sensitive Company Personnel”) as the functions they perform expose them on a permanent or regular basis to Inside Information with respect to the Company’s operations, business and financial results.

To assist such Sensitive Company Personnel to avoid any trade in Cronos Securities that may contravene or be perceived to contravene applicable securities laws, such individuals are required to notify, and obtain written pre-clearance from, an Insider Trading Policy Administrator of any proposed trade before effecting the trade to confirm that there is no Inside Information that has not been generally disclosed to the public.

See below for more detailed instructions on the required procedures. This applies to all trades by Sensitive Company Personnel and their Related Persons.

i.Sensitive Company Personnel Requiring Pre-Clearance

The following Company Personnel are designated as “Sensitive”:
•All Company Personnel who are required to report their trading activities on SEDI (i.e. Canadian Reporting Insiders (as defined below)). These include: all members of the Company’s Board of Directors, all executive officers of the Company and anyone who owns 10% or more of the Company’s outstanding common shares;
•Any Company Personnel who are required to file reports under Section 16 of the Exchange Act (i.e. U.S. Reporting Insiders (as defined below)). These include all members of the Company’s Board of Directors, certain officers of the Company, and anyone who owns 10% or more of the Company’s outstanding common shares;
•Regional general managers, CEOs of subsidiaries or affiliates, and heads of departments;
•Any member of the Legal Department;
•Any member of the Finance Department; and
•Any other individual that is notified by an Insider Trading Policy Administrator that he or she is designated as “Sensitive” and that his or her trading activities in Cronos Securities will be subject to the pre-clearance requirements in this Policy.

12

The Company will from time to time review the individuals designated as “Sensitive” depending on the organization and business of the Company. The Legal Department maintains a list of those individuals at the Company that have been designated as “Sensitive.”

Managers must inform the Administrators of any Company Personnel (including third parties, temporary or contract employees or others) who may have access to Inside Information. In the case of consultants, secondees, interns or other third-party service providers, the Company Personnel responsible for the third-party provider is responsible for ensuring that such provider is aware of the Policy and abides by its requirements.

13

ii.Trading Pre-Clearance Procedures

Sensitive Company Personnel wishing to obtain pre-clearance to conduct any trade in Cronos Securities are required to follow the procedure set out below:
•Complete the pre-clearance request form available on CRONet.
• Such a request must be made sufficiently far in advance of the date of the proposed trade and at least 3 trading days in advance of the proposed trade for the request to be properly reviewed.
•If you have requested pre-clearance for a proposed trade and you have not received pre-clearance, you may not proceed with the trade.
•Once you receive pre-clearance, you have 5 trading days (the “Trading Window”) within which you must make your trade. If the trade is not made within the Trading Window, you must re-apply for pre-clearance.
•Even after you receive pre-clearance, if events or circumstances concerning the Company emerge that would constitute Inside Information, the Trading Window terminates immediately if you acquire any new Inside Information, in which case you will not be able to complete the trade until further notice or completing the pre-clearance procedures herein in respect of the new Inside Information.
•Any information relating to Trading Windows or whether pre-clearance is granted or rejected is itself Inside Information that should not be discussed or disclosed to anyone.

It is your responsibility to ensure that you follow the procedures for pre-clearance, including adherence to the Trading Window, set out above. Any failure to follow such procedures may be subject to disciplinary action.

Upon request of the Company, Sensitive Company Personnel will be required to provide an annual confirmation that they and their Related Persons have not conducted any transactions in Cronos Securities that were not pre-cleared.

14

Certain types of trades in Cronos Securities by Company Personnel can raise particular concerns about potential breaches of applicable securities law or that the interests of the persons making the trade are not aligned with those of the Company. Company Personnel are therefore prohibited at any time from, directly or indirectly, undertaking any of the following activities:
•speculating in Cronos Securities, which may include buying with the intention of quickly reselling such securities, or selling such securities with the intention of quickly buying such securities (other than in connection with the acquisition and sale of shares issued under the Company’s stock option plan or any other Company benefit plan or arrangement);
•buying the Cronos Securities on margin (unless an exemption has been granted);
•short selling a Cronos Security or any other arrangement that results in a gain only if the value of Cronos Securities declines in the future;
•buying or selling a “call option” giving the holder an option to purchase Cronos Securities;
•buying or selling a “put option” giving the holder an option to sell Cronos Securities; and
•purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange traded funds, that are designed to hedge or offset a decrease in the market value of Cronos Securities (or equivalents such as share units, the value of which is derived from Cronos Securities) held, directly or indirectly, by such Company Personnel, including equity securities granted as compensation.

Short-Swing Profits
Directors and executive officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. In order to discourage directors and officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company. “Short swing profits” are the profits, whether real or notional, that result from any purchase and sale (or sale and purchase) of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale (or sale and purchase) of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the director or officer must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.

15

PROHIBITION ON PLEDGING OF SECURITIES

Company Personnel are prohibited from pledging the Company’s securities as collateral for a loan. The Insider Trading Policy Administrators may grant exemption to this prohibition on a case-by-case basis and subject to specific requirements and criteria that the Company may enforce to prevent any disposition of Company Securities by Company Personnel while in possession of Inside Information.

16

NO STANDING ORDERS OR DISCRETIONARY AUTHORITY

In order to avoid inadvertent conflict with this Policy and contravention of applicable securities laws, Company Personnel should not place standing orders with a broker to trade in Cronos Securities. Standing orders leave Company Personnel without any control over the timing of the transaction, which could be executed by the broker when the Company Personnel is aware of Inside Information. With the exception of managed accounts (as discussed above), Company Personnel are also cautioned not to provide others (such as brokers) with discretion to make purchases or dispositions of Cronos Securities on behalf of Company Personnel, as for securities law purposes such trades are considered to be those of the Company Personnel.

Any trading plan with a broker or a bank involving Cronos Securities by Sensitive Company Personnel must be pre-approved by an Insider Trading Policy Administrator to ensure that such trading plans comply with all applicable securities laws e.g. Rule 10b5-1 trading plans (please refer to “Rule 10b5-1 Trading Plans” below). The Company may require that such plans be put in place with a designated broker.

17

PROHIBITIONS ON TIPPING AND RECOMMENDING

All Company Personnel are strictly prohibited from communicating Inside Information to any person, unless:
•disclosure is in the necessary course of the Company’s business provided that:
the person receiving such information first enters into a confidentiality agreement in favor of the Company;
•disclosure is compelled by law (which only the Legal Department will advise on); or
•the disclosure is expressly authorized by the appropriate senior executive management, the Board of Directors or a committee of the Board of Directors pursuant to the Company’s Disclosure Policy.
Subject to the above, all Inside Information must be kept strictly confidential by all Company Personnel until after it has been generally disclosed to the public – generally one trading day after release via a press release or similar method. Discussing Inside Information within the hearing of, or leaving it exposed to, any person who has no need to know is to be avoided at all times.

Company Personnel are prohibited from recommending or encouraging any other person to trade in Cronos Securities.

If you have any doubt with respect to whether any information is Inside Information or whether disclosure of Inside Information, or recommending or encouraging trading in Cronos Securities, is in the necessary course of business, you should contact the Legal Department or an Insider Trading Policy Administrator.

18

SECURITIES OF OTHER PUBLICLY TRADED COMPANIES

In the course of the Company’s business, Company Personnel may obtain information about another publicly-traded issuer that has not been generally disclosed to the public, including such an issuer in respect of which the Company is considering or evaluating whether, or proposing, to (a) make a take-over bid, (b) become a party to a reorganization, amalgamation, merger, arrangement or similar business combination, or (c) acquire a substantial portion of the property.

The restrictions set out in this Policy apply to all Company Personnel with respect to trading in the securities of another issuer while in possession of such information, communicating such information to any person, and recommending or encouraging any person to trade in securities of such issuer, whether such issuer’s securities are publicly-traded within Canada, the United States or another jurisdiction.

To be clear, all Sensitive Company Personnel will be informed whether proposed trades by them and their Related Persons in certain publicly traded issuers will be subject to black-out periods or pre-clearance requirements if at any time, as a result of the Company’s business or operations, there is access to such Inside Information by such Company Personnel of such issuers that would make trading in securities of such issuers inconsistent with the requirements of securities laws.

19

OPTION AWARDS

It is the Company’s policy to not award grants of stock options in advance of the release of Inside Information or time the public release of such information based on stock option grant dates. Executive officers are not permitted to choose the grant date for their individual stock option grants.
Stock options may not be granted during a blackout period or within the period beginning four trading days prior to the filing or furnishing of a Form 8-K that discloses Inside Information and ending one trading day after the filing or furnishing (or, if later, the date the Company has knowledge of the applicable triggering event) of such report (a “Filing Window”). In the event that the Compensation Committee approves a grant of stock options during a Filing Window, the stock option grants will not be effective until after the first trading day following Filing Window.

20

Section 3: Reporting and Penalties

21

Canadian Reporting Requirements
The directors, certain officers and certain other employees of the Company are “Canadian Reporting Insiders” under applicable securities laws. Canadian Reporting Insiders are required to file reports (generally within 5 days) of any direct or indirect beneficial ownership of, or control or direction over, Cronos Securities and of any change in such ownership, control or direction with Canadian provincial securities regulators pursuant to the electronic filing system known as SEDI.

In addition, Canadian Reporting Insiders must also file reports in respect of interest in, or right or obligation associated with, a related financial instrument (i.e., a derivative) involving Cronos Securities, as well as any monetization transaction, secured loan with recourse limited to Cronos Securities, or similar arrangement, trade or transaction that changes the Canadian Reporting Insider’s economic exposure to or interest in Cronos Securities, which may not necessarily involve a purchase or sale.

Certain Company Personnel may also be Canadian Reporting Insiders of any publicly-traded issuers within Canada of which the Corporation is a major subsidiary or a significant shareholder.

The Company will assist any Canadian Reporting Insider in the preparation and filing of insider reports upon a timely request, however, it is the responsibility of each Canadian Reporting Insider (and not the Company or its advisers) to comply with these reporting requirements. Canadian Reporting Insiders are required to provide the Insider Trading Policy Administrators with a copy of any insider report completed by the Canadian Reporting Insider concurrent with or in advance of its filing.

Some officers of the Company may be eligible to be exempted by applicable securities law from the requirements to file insider reports.

A person that is uncertain as to whether he or she is a Canadian Reporting Insider of the Company or any other issuer of which the Company is a subsidiary or a shareholder or whether he or she may be eligible to be exempted from these requirements should contact an Insider Trading Policy Administrator. Canadian Reporting Insiders who are exempted from these requirements remain subject to all of the other provisions of applicable securities law and this Policy.

U.S. Reporting Requirements
Section 16(a) of the Exchange Act requires directors, certain officers and 10% beneficial owners (the “U.S. Reporting Insiders”) of Cronos Securities to file reports with the SEC disclosing their beneficial ownership of Cronos Securities and changes to such beneficial ownership. Most changes in beneficial ownership are required to be disclosed on a Form 4 before 10:00 p.m., Eastern Time on the second business day following the date of the transaction. To ensure that the proper disclosures are made in a timely manner, preclearance of transactions involving Cronos Securities is required as described above under “Sensitive Company Personnel – Trading Pre-Clearance Procedures”.
The reporting requirements under Section 16 of the Exchange Act and the rules promulgated thereunder are very complex and, accordingly, legal advice should be obtained prior to filing any report with respect to the sale or purchase of Cronos Securities.
The filing of reports on Forms 3, 4 and 5 are the personal responsibility of each insider. The SEC has the authority to fine delinquent filers. In addition, the Company and its insiders are subject to certain consequences for non-compliance with these reporting requirements. For example, the Company is required to disclose in its proxy statement and its Form 10-K the number of delinquent reports of an insider, the name of such insider and the transactions by such insider that were not timely reported.
While SEC rules impose the obligation for preparing and filing these reports upon the insider, the Company intends to assist the insider in complying with his or her obligation by preparing and filing these forms on behalf of, and at the direction of, the insider as provided for in a power of attorney executed by the insider.
Short-Swing Profits

22

Directors and officers of the Company subject to Section 16 must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. Please refer to “Prohibition Against Speculating, Short-Selling and Hedging” above.

23

Insider Trade Reporting

Failure to file an accurate insider report within the required time period is also an offence under securities laws and may result in one or more of the following:
•the imposition of a late filing fee;
•the Reporting Insider being identified as a late filer (i) on a public database of late filers maintained by certain securities regulators and (ii) in the Company’s annual report on Form 10-K or annual proxy statement (the Company would also be required to list, in the annual report on Form 10-K or annual proxy statement, the number of reports and transactions that were not timely filed by such U.S. Reporting Insider);
•the issuance of a cease trade order that prohibits the Canadian Reporting Insider from directly or indirectly trading in or acquiring securities or related financial instruments of the applicable issuer or any publicly traded issuer in Canada until the failure to file is corrected or a specified period of time has elapsed; or
•in appropriate circumstances, enforcement proceedings.

24

RULE 10B-5 TRADING PLANS

The SEC has adopted a safe harbor rule, Rule 10b5-1 (“Rule 10b5-1”) under the Exchange Act, which provides a defense against insider trading liability for trades that are effected pursuant to a pre-arranged trading plan that meets specified conditions. . A Rule 10b5-1 trading plan must comply with the requirements of Rule 10b5-1(c) under the Exchange Act, as may be adopted or amended from time to time by the SEC.

After adopting a valid Rule 10b5-1 plan in accordance with the specified in Rule 10b5-1, the insider will have an affirmative defense that a sale under the plan was not made “on the basis of” material non-public information.

The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to the blackout period rules set forth in Section 2 (“Blackout Periods”) of this Policy. Transactions effected pursuant to a properly established Rule 10b5-1 plan, however, will not be subject to the blackout periods under Section 2 (“Blackout Periods”) of this Policy.

The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to pre-clearance under Section 2 (“Sensitive Company Personnel – Trading Pre-Clearance”) of this Policy at the time the plan is established, modified or terminated. Persons subject to the pre- clearance policy should coordinate any such plans or arrangements with an Insider Trading Policy Administrator. Even though each transaction effected under a Rule 10b5-1 plan does not need to be pre-cleared, it nonetheless must be made in accordance with applicable securities laws and must be reported as described in Section 3 (“Reporting Requirements”) above.

Note that the Company is required to disclose on Forms 10-Q and 10-K (as applicable) whether any Section 16 director or officer has adopted, modified or terminated a Rule 10b5-1 plan or non-Rule 10b5-1 trading arrangement and provide a description of the material terms of each such plan, including the name and title of the director or officer; the date the plan was adopted, modified or terminated; the plan’s duration; and the total amount of securities to be purchased or sold under the plan. The Company is not required to disclose pricing terms.

Should you have any questions or wish information concerning the above, please contact an Insider Trading Policy Administrator at [***].

25

Section 4: Schedules and Appendices

26

SCHEDULE A
SUMMARY OF PROHIBITIONS AGAINST INSIDER TRADING

1.Introduction

1.1This section briefly summarizes the prohibitions against insider trading contained in the Securities Act (Ontario) (the “OSA”) and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act). Insider trading legislation has also been enacted in most other provinces of Canada. Reference should be made to the full text of applicable laws.

2.Prohibitions Against Insider Trading

2.1The OSA prohibits a person or company in a “special relationship” with a reporting issuer from purchasing or selling securities of the issuer with knowledge of a material fact or material change with respect to that issuer that has not been generally disclosed. For the purposes of the OSA, a fact or change is material if it would reasonably be expected to have a significant effect on the market price or value of any of the securities of the reporting issuer.

2.2The OSA also prohibits a person or company in a special relationship with a reporting issuer from informing another person or company (other than in the necessary course of business) of a material fact or material change with respect to a reporting issuer before it has been generally disclosed.

2.3The OSA also prohibits a person or company that proposes to make a take-over bid for the securities of a reporting issuer or to become a party to a reorganization, amalgamation or other business combination with the reporting issuer or that proposes to acquire a substantial portion of its property from informing another person or company of undisclosed material information with respect to the issuer except in the necessary course of business to effect the take-over bid, business combination or acquisition.

2.4The OSA also prohibits a person or company (a “tippee”) who learns of undisclosed material information regarding a reporting issuer from any other person or company in a special relationship with that issuer, including another tippee, and who knows or ought reasonably to have known that the other person or company was in a special relationship with the issuer from purchasing or selling securities of the issuer or from informing another person or company of the undisclosed material information.

2.5The prohibitions contained in the OSA against insider trading only apply to persons or companies that are in a special relationship with the reporting issuer. The concept of a special relationship with the reporting issuer is defined broadly in the OSA to include, among others, any director, officer or employee of the reporting issuer, any person or company who beneficially owns, directly or indirectly, or exercises control or direction over securities carrying more than 10% of the voting rights attaching to the outstanding voting securities of the reporting issuer (a “10% shareholder”), any director or senior officer of any of the subsidiaries or 10% shareholders of the reporting issuer, any “tippee” and every person or company (and its directors, officers and employees) that is engaging in or proposes to engage in any business or professional activity with or on behalf of the reporting issuer.

2.6The Exchange Act prohibits any director, officer, employee or other insider (including any tippee, who “inherits” the tipper’s duty) from purchasing or selling any security while in possession of undisclosed material information, or from informing any other person or company of that information in connection with a trade in such a security, unless such person discloses such material information to the public. In practical terms, this “abstain or disclose” rule means “abstain”. To be effective, disclosure must result in dissemination broad enough to inform the public trading in the security of the material information and, since most individuals cannot effect adequate dissemination themselves (and would often be breaching a duty to the company in so doing), they effectively must not purchase or sell securities of that company. If there is a substantial likelihood that a reasonable investor would consider information important in determining whether to purchase, sell or hold securities, such information constitutes material information for the purposes of this prohibition.

27

28

3.Penalties and Civil Liability for Insider Trading Violations

3.1The OSA provides that every person or company who contravenes the insider trading provisions of the OSA may be liable for a fine in an amount not less than the profit made or loss avoided by the person or company by reason of the contravention and not more than the greater of $5,000,000 and three times the profit made or loss avoided. A violation of the insider trading provisions also may result in imprisonment for a term of up to five years less a day.

3.2The OSA also provides that a person or company in a special relationship with a reporting issuer who purchases or sells securities of that reporting issuer while in the possession of undisclosed material information with respect to that issuer also may be liable to compensate the seller or purchaser of the securities, as the case may be, for damages suffered as a result of the trade. In addition, certain persons in a special relationship with a reporting issuer who violate the insider trading rules are accountable to the reporting issuer for any benefit or advantage received or receivable by them.

3.3Any person or company who contravenes the tipping provisions of the OSA is liable to compensate any person or company that thereafter sells securities of the reporting issuer to, or purchases securities of the reporting issuer from, the person or company that received the information.

3.4Under the Exchange Act, the United States Securities and Exchange Commission (the “SEC”) may seek an order compelling any person who contravenes the insider trading provisions of the Exchange Act to disgorge any profit gained as a result of the unlawful activity. In addition, the personal consequences of illegally trading securities using MNPI can be severe and the penalties can include possible imprisonment and significant fines.

29

SCHEDULE B
COMMON EXAMPLES OF POTENTIAL INSIDE INFORMATION

The following examples are not exhaustive.

- proposed major reorganizations, amalgamations, or mergers
- proposed significant public or private sale of additional securities
- planned significant repurchases or redemptions of securities
- planned stock splits or offerings of warrants or rights to buy shares
- proposed share consolidation, share exchange, or stock dividend
- proposed significant acquisitions or dispositions of assets or subsidiaries
- proposed significant acquisitions of other companies
- bankruptcy or receivership
- changes to executive management or control of the company
- commencement of, or developments in, material legal proceedings or regulatory matters
- proposed listing or de-listing of company securities on a quotation system or exchange
- pending change in the company’s auditors
- results of the submission of matters to a vote of securityholders
- borrowing or lending of a significant amount of money outside the ordinary course of business
- defaults under material obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors
- significant new credit arrangements
- any other development that significantly affects or is expected to significantly affect the company’s financial condition, financial performance, cash flows or objectives

30

31